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                                                              EXHIBIT 11

                                                          FIFTH THIRD BANCORP
                                            COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                                                     ($000's except per share data)
                                                              1993      1992      1991      1990      1989
                                                             ------    ------    ------    ------    ------
Net Income                                                 $ 196,447   164,092   138,150   120,441   108,318
                                                            ========  ========  ========  ========  ========
Net income per common share - assuming no dilution:
   Weighted average number of shares outstanding (a)          59,952    59,632    59,200    58,847    58,263
                                                            ========  ========  ========  ========  ========
   Per share (net income divided by the weighted average
     number of shares outstanding)                         $    3.28      2.75      2.33      2.05      1.86
                                                            ========  ========  ========  ========  ========
Net income per common and common equivalent share:
   Net income                                              $ 196,447   164,092   138,150   120,441   108,318
   Add - Interest on 4 1/4% convertible subordinated notes
     due 1998, net of applicable income taxes                  4,393       546        --        --        --
                                                            --------  --------  --------  --------  --------
   Adjusted net income                                     $ 200,840   164,638   138,150   120,441   108,318
                                                            ========  ========  ========  ========  ========
   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes (a)                   62,557    60,255    59,493    58,929    58,521
                                                            ========  ========  ========  ========  ========
   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding)        $    3.21      2.73      2.32      2.05      1.85
                                                            ========  ========  ========  ========  ========
Net income per common share - assuming full dilution:
   Adjusted net income                                     $ 200,840   164,638   138,150   120,441   108,318
                                                            ========  ========  ========  ========  ========
   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes (a)                   62,563    60,356    59,702    58,974    58,579
                                                            ========  ========  ========  ========  ========
   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding)        $    3.21      2.73      2.31      2.04      1.85
                                                            ========  ========  ========  ========  ========

(a) Per share amounts and average shares outstanding reflect the three-for-two stock splits effected in the form of stock dividends paid April 15, 1992 and January 13, 1990.
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